Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Inogen, Inc.

Goleta, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 26, 2015, relating to the financial statements and financial statement schedule of Inogen, Inc. (“Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ BDO USA, LLP

Los Angeles, California

March 14, 2016